Exhibit 99.1

SouthWest Water Company Receives Expected Notice of Potential Delisting from Nasdaq

LOS ANGELES--(BUSINESS WIRE)--May 14, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today said that as expected, it received a Nasdaq Staff Determination letter on May 12, 2009 indicating that the company's common stock is subject to potential delisting as of May 21, 2009. The company is not in compliance with Nasdaq Marketplace Listing Rule 5250(c)(1) due to its failure to timely file its quarterly reports on Form 10-Q for the quarters ended September 30, 2008 and March 31, 2009, as well as its annual report on Form 10K for the year ended December 31, 2008. The delay in filing results is due to the previously announced restatement of prior period financials.

SouthWest Water intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination. In its determination letter, Nasdaq informed the company that the hearing request will stay the delisting of the company's common stock for an additional fifteen days, or until June 3, 2009. The company, in its request for a hearing, will also request an additional stay until it is able to file all of its delinquent filings to regain compliance.

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to the anticipated timing of SEC filings, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to unexpected developments discovered in the process of the expanded review of the financial statements and other factors. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
213-929-1846
www.swwc.com